Exhibit 99.1

Final: For Release	Company Contact:
Ronald Ristau
Chief Operating Officer
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Liz Brady

NEW YORK & COMPANY, INC. ANNOUNCES FIRST QUARTER 2006 RESULTS
Introduces Second Quarter Guidance
Updates Fiscal Year 2006 Guidance

New York, NY — May 18, 2006 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 530 stores, today announced financial results for the first quarter ended April 29, 2006.

Net sales for the first quarter of fiscal year 2006 decreased 1.1% to $267.1 million, as compared to $270.0 million in the first quarter of fiscal year 2005. Comparable store sales for the first quarter decreased 9.2%, compared to a 3.9% increase in the prior year quarter. Gross profit for the first quarter of fiscal year 2006 amounted to $79.1 million, or 29.6% of net sales, compared to $98.3 million, or 36.4% of net sales, in the first quarter of fiscal year 2005. Operating income was $10.6 million, or 4.0% of net sales, compared to $37.4 million, or 13.9% of net sales, in the first quarter of fiscal year 2005. Net income in the first quarter of fiscal year 2006 was $6.1 million, or $0.10 per diluted share, compared to $21.5 million, or $0.38 per diluted share, in the first quarter of fiscal year 2005. Earnings per share are based on fully diluted shares outstanding of 59.7 million for the first quarter of fiscal year 2006, compared to 56.7 million for the first quarter of fiscal year 2005.

Richard P. Crystal, New York & Company’s Chairman and CEO, stated: “Our first quarter results were well below our original expectations. While April sales rebounded from the double digit comparable sales declines we experienced during February and March, we were unable to make up the sales and margin shortfalls created during the first nine weeks of the quarter. As we look ahead, we believe our assortments are better balanced with a mix of new fashion and core basics that we believe will resonate better with our customers. That being said, we expect comparable store sales for the second quarter to be low single digit negative against the prior year. During the latter part of the year, we expect to benefit from the changes in our design and merchandising teams, which we feel will improve our future offerings.”

Second Quarter 2006 Guidance

The Company currently forecasts net sales for the second quarter of fiscal year 2006 in the range of $270.0 million to $275.0 million, an increase of 6.0% to 8.0%, compared to actual net sales of $254.6 million for the second quarter of fiscal year 2005. This estimate reflects comparable store sales ranging from negative 1.0% to negative 3.0%. Net income is estimated to be in the range of $4.6 million to $7.0 million, compared to net income of $12.3 million in the second quarter of fiscal year 2005.  Diluted earnings per share for the second quarter of fiscal year 2006 are estimated to be in the range of $0.08 to $0.12, compared to diluted earnings per share of $0.21 for the second quarter of fiscal year 2005. The Company expects diluted shares outstanding to approximate 60.4 million shares for the second quarter of fiscal year 2006, compared to 57.2 million shares for the second quarter of fiscal year 2005.

During the second quarter of fiscal year 2006, the Company plans to open 21 new stores and remodel 18 locations. The Company expects to close one store during the second quarter of fiscal year 2006 and anticipates having 550 stores in operation at the end of the quarter, as compared to 506 stores in operation at the end of the second quarter of fiscal year 2005. Total selling square footage at the end of the second quarter of fiscal year 2006 is expected to approximate 3.325 million square feet, compared to 3.237 million square feet at the end of the second quarter of fiscal year 2005. Exhibit (5) at the end of this release details the actual and projected store openings, closings, remodels and the related selling square footage by quarter for fiscal year 2006.

Fiscal Year 2006 Guidance Updated

For full fiscal year 2006, the Company currently estimates net sales in the range of $1,203.0 million to $1,222.0 million. This compares to the Company’s previous guidance range of $1,237.0 million to $1,253.0 million, and actual fiscal year 2005 net sales of $1,130.5 million. This estimate reflects comparable store sales ranging from flat to negative 3.0%. The Company currently estimates full fiscal year 2006 net income in the range of $42.2 million to $49.4 million, or $0.70 to $0.82 per diluted share. This compares to the Company’s previous guidance range of $64.0 million to $70.0 million, or $1.06 to $1.16 per diluted share, and compares to actual fiscal year 2005 net income of $58.5 million, or $1.02 per diluted share. The Company expects full year diluted shares outstanding to be approximately 60.4 million for fiscal year 2006, as compared to 57.3 million diluted shares for fiscal year 2005.

 For full fiscal year 2006, the Company plans to open 63 new stores and remodel 36 locations. The Company expects to close ten stores and anticipates having 572 stores in operation at the end of fiscal year 2006, as compared to 519 stores in operation at the end of fiscal year 2005. Total selling square footage at the end of fiscal year 2006 is expected to approximate 3.390 million square feet, compared to 3.254 million square feet at the end of fiscal year 2005. Exhibit (5) at the end of this release details the actual and projected store openings, closings, remodels and the related selling square footage by quarter for fiscal year 2006.

For full fiscal year 2006, capital spending is estimated to be in the range of $84.0 million to $86.0 million, as compared to $81.1 million in fiscal year 2005. These amounts do not reflect construction allowances of $18.6 million and $16.0 million, respectively, which are reflected as deferred rent liabilities.

Conference Call Information

A conference call to discuss first quarter of fiscal year 2006 results is scheduled for today Thursday, May 18th, 2006 at 8:00 am Eastern Time. Investors and analysts interested in participating in the call are invited to dial (800) 819-9193 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.nyandcompany.com. A replay of this call will be available until May 25, 2006 and can be accessed by dialing (888) 203-1112 and entering pin number 5882474.

Forward-Looking Statements: This press release contains certain forward-looking statements. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to:  (i) our ability to open and operate stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials, distribution services or labor; (x) our reliance on foreign sources of production; (xi) the potential impact of natural disasters and health concerns relating to outbreaks of widespread diseases, particularly on manufacturing operations of our vendors; (xii) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xiii) our ability to successfully integrate acquired businesses into our existing business; (xiv) our reliance on manufacturers to maintain ethical business practices; (xv) our ability to protect our trademarks and other intellectual property rights; (xvi) our ability to maintain and our reliance on our information systems infrastructure; (xvii) our dependence on the success of our brand; (xviii) competition in our market, including promotional and pricing competition; (xix) our reliance on the effective use of customer information; (xx) the effects of government regulation; (xxi) the control of our company by our sponsors; and (xxii) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of retail stores. The Company currently operates 530 retail stores in 45 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended April 29, 2006	% of net sales	Three months ended April 30, 2005	% of net sales
Net sales	$267,137	100.0%	$269,975	100.0%

Costs of goods sold, buying and occupancy costs	188,034	70.4%	171,665	63.6%

Gross profit	79,103	29.6%	98,310	36.4%

Selling, general and administrative expenses	68,484	25.6%	60,926	22.5%

Operating income	10,619	4.0%	37,384	13.9%

Interest expense, net of interest income	490	0.2%	1,409	0.5%

Income before income taxes	10,129	3.8%	35,975	13.4%

Provision for income taxes	4,072	1.5%	14,495	5.4%

Net income	$6,057	2.3%	$21,480	8.0%

Basic earnings per share	$0.11		$0.40
Diluted earnings per share	$0.10		$0.38

Weighted average shares outstanding:
Basic shares of common stock	55,226		53,340
Diluted shares of common stock	59,744		56,673

Selected operating data :
(Dollars in thousands, except square foot data)
Comparable store sales (decrease) increase	(9.2)%		3.9%
Total net sales (decline) growth	(1.1)%		7.1%
Net sales per average selling square foot (a)	$82		$85
Net sales per average store (b)	$509		$564
Total selling square footage	3,282,333		3,196,211
Average selling square footage per store (c)	6,193		6,631

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Non-GAAP Financial Measure

The Company has provided a non-GAAP financial measure to adjust net income for the three months ended April 29, 2006 and April 30, 2005. This information reflects, on a non-GAAP adjusted basis, the Company’s net income before interest expense, net; provision for income taxes; and depreciation and amortization (“EBITDA”). The calculation for EBITDA is provided to enhance the user’s understanding of the Company’s operating results. EBITDA is provided because management believes it is an important measure of financial performance commonly used to determine the value of companies and to define standards for borrowing from institutional lenders. The non-GAAP financial information should be considered in addition to, not as an alternative to, net income, as an indicator of the Company’s operating performance, and cash flows from operating activities, as a measure of the Company’s liquidity, as determined in accordance with accounting principles generally accepted in the United States. The Company may calculate EBITDA differently than other companies.

Reconciliation of Net Income to EBITDA

	Three months ended April 29, 2006		Three months ended April 30, 2005
	Amounts in thousands	As a % of net sales	Amounts in thousands	As a % of net sales
Net income	$6,057	2.3%	$21,480	8.0%
Add back:
Interest expense, net	490	0.2%	1,409	0.5%
Provision for income taxes	4,072	1.5%	14,495	5.4%
Depreciation and amortization	7,676	2.9%	5,446	2.0%
EBITDA	$18,295	6.9%	$42,830	15.9%

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	April 29,	January 28,	April 30,
(Amounts in thousands)	2006	2006	2005
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,897	$57,436	$85,134
Inventories, net	130,158	109,656	99,508
Other current assets	41,872	35,866	41,087
Total current assets	198,927	202,958	225,729

Property and equipment, net	169,161	159,388	110,746
Goodwill and intangible assets	41,809	41,702	14,843
Other assets	2,106	2,227	3,545
Total assets	$412,003	$406,275	$354,863
Liabilities and stockholders’ equity
Current liabilities:
Current portion — long-term debt	$6,000	$6,000	$—
Accounts payable	85,930	90,980	64,982
Accrued expenses	50,680	55,261	45,741
Other current liabilities	1,740	3,016	11,592
Total current liabilities	144,350	155,257	122,315

Long-term debt, net of current	30,000	31,500	75,000
Deferred rent and other liabilities	46,361	40,468	31,624
Total liabilities	220,711	227,225	228,939

Total stockholders’ equity	191,292	179,050	125,924
Total liabilities and stockholders’ equity	$412,003	$406,275	$354,863

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Three months	Three months
	ended	ended
	April 29,	April 30,
(Amounts in thousands)	2006	2005
Operating activities
Net income	$6,057	$21,480
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	7,676	5,446
Amortization of deferred financing costs	73	289
Share-based compensation	622	212
Deferred income taxes	(1,866)	164
Changes in operating assets and liabilities:
Accounts receivable	(9,257)	(10,243)
Inventories, net	(20,502)	(6,129)
Prepaid expenses	1,896	2,097
Accounts payable	(5,050)	(9,063)
Accrued expenses	(4,231)	(6,061)
Income taxes payable	—	9,908
Other assets and liabilities	5,406	6,332
Net cash (used in) provided by operating activities	(19,176)	14,432

Investing activities
Capital expenditures	(17,370)	(15,411)
Net cash used in investing activities	(17,370)	(15,411)

Financing activities
Proceeds from public offering	2,294	—
Payment of public offering costs	(453)	—
Repayment of debt	(1,500)	—
Tax benefit from exercise of stock options	5,003	901
Proceeds from exercise of stock options	663	51
Net cash provided by financing activities	6,007	952
Net decrease in cash and cash equivalents	(30,539)	(27)
Cash and cash equivalents at beginning of period	57,436	85,161
Cash and cash equivalents at end of period	$26,897	$85,134

Exhibit (5)

New York & Company, Inc. and Subsidiaries
Store Count and Selling Square Footage

	Total stores open	Number of stores	Number of stores	Number of stores	Total stores
Fiscal	at beginning of	opened during	remodeled during	closed during	open at end of
Year 2006	the quarter	the quarter	the quarter	the quarter	the quarter
1st Quarter (Actual)	519	14	5	(3)	530
2nd Quarter (Projected)	530	21	18	(1)	550
3rd Quarter (Projected)	550	26	13	—	576
4th Quarter (Projected)	576	2	—	(6)	572

			Reduction of
			selling square feet	Reduction of
	Total selling square	Selling square feet	for	selling square feet	Total selling square
Fiscal	feet at beginning of	for stores opened	stores remodeled	for stores closed	feet at end of the
Year 2006	the quarter	during the quarter	during the quarter	during the quarter	quarter
1st Quarter (Actual)	3,254,465	64,312	(18,297)	(18,147)	3,282,333
2nd Quarter (Projected)	3,282,333	88,506	(35,264)	(10,501)	3,325,074
3rd Quarter (Projected)	3,325,074	120,252	(31,047)	—	3,414,279
4th Quarter (Projected)	3,414,279	12,000	—	(36,318)	3,389,961